Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-231970, 333-192917, 333‑160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, 333-185575, 333-213707 and 333-225210) on Form S-8 and (No. 333-228707) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated March 29, 2021, with respect to the consolidated balance sheets of  Macy’s, Inc.  as of January 30, 2021 and February 1, 2020, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2021, and the effectiveness of internal control over financial reporting as of January 30, 2021, which report appears in the January 30, 2021 annual report on Form 10‑K of Macy’s, Inc.

/s/ KPMG

Cincinnati, Ohio

March 29, 2021